Exhibit 99.1

NANO MAGIC VINDICATED BY SEC IN HISTORIC REVERSAL OF 2020 TRADING SUSPENSION

MADISON HEIGHTS, Mich. – October 16, 2024 – Nano Magic Inc. (OTCMKT: NMGX) (“Nano Magic” or the “Company”), a leader in nanotechnology-powered cleaning, protection and anti-fog solutions, announced that, on October 10, 2024, the Securities and Exchange Commission (“SEC”) finally granted Nano Magic’s Petition filed more than four years earlier. The SEC Order granted Nano Magic’s Petition to vacate the 10-day trading suspension order, nunc pro tunc to April 30, 2020. Reacting to the SEC decision, Tom Berman, President and CEO, stated that “we have maintained since day one that SEC was wrong to suspend trading in our stock. This unprecedented decision vindicates us. Still, I am outraged that this expensive and long-drawn-out legal battle was needed to establish once and for all that the trading suspension was wrong from the get-go. We are grateful for the dedication and creativity of Jacob Frenkel and his team at Dickinson Wright to stand with us and vigorously argue for Nano Magic at every turn.”

Jacob Frenkel, Securities Enforcement Practice Chair at Dickinson Wright PLLC and lead counsel for Nano Magic throughout the trading suspension litigation against the SEC stated that “the SEC’s extraordinary decision — for what appears to be for the first time in the agency’s history not just setting aside a trading suspension but doing so retroactive to its date of issuance — in essence means that the Commission issued the original suspension Order improperly. We have argued from the filing of the Petition in May 2020 through our most recent brief in June 2024 that the Enforcement Division’s Philadelphia Office staff acted improperly and irresponsibly in seeking the suspension, thereby harming and prejudicing the Company irreparably. I applaud Tom Berman and Nano Magic’s leadership for continuing its fight for the shareholders and willingness to dig in to pursue the only appropriate outcome. That was and is complete victory against the Commission.”

On April 30, 2020, the SEC issued a 10-day trading suspension of the Company’s common stock. On May 6, 2020, the Company filed timely with the SEC its Petition to Terminate the Trading Suspension. On May 14, 2020, the 10-day trading suspension expired, but because the Company traded on the OTC market, trading could not resume until a market maker agreed to file and FINRA approved trading. The matter was fully-briefed as of May 27, 2020, and the Company started the more than four-year wait for the SEC’s decision.

More than one year later, when the SEC had not acted, on August 6, 2021, the Company filed a letter asking to “ascertain formally the status of the Commission’s consideration of the Petition” and related pending motions. In response, on August 18, 2021, the SEC enabled the Company to make a supplemental filing addressing whether and how it had been prejudiced by the SEC’s failure to decide the pending Petition. As of September 15, 2021, the briefing detailing the harm to the Company was complete. When the SEC took no further action, the Company, on February 14, 2022, asked the United States Court of Appeals for the District of Columbia Circuit to order the SEC to decide the Petition. On June 29, 2022, the Appeals court, in a non-published decision, did not order the SEC to act; instead, the court relied specifically on the fact that “the SEC has indicated that it has made significant progress towards a decision on the petition to terminate and expects to issue a decision in the coming months.” “In the coming months” turned out to be more than two years and three months.

On April 17, 2024, the SEC issued an Order requesting additional briefing to “significantly aid the decisional process” to address whether the SEC should dismiss the Company’s original Petition as moot. The Order also instructed “the parties to address whether Nano Magic continues to sustain a legally cognizable injury.” Berman commented further: “This SEC request added insult to injury. Our stock had not been trading for nearly four years, and they wanted us to demonstrate how we were harmed. One would think that the SEC would understand clearly the adverse impact on our ability to operate and the harm suffered by shareholders the SEC claims it protects.”

Following the SEC entering the Order granting the Petition to Terminate the Trading Suspension, Mr. Frenkel added that “I am pleased that Nano Magic can continue forward building its exceptional products and valued business without any residual cloud hanging over the Company’s head. There can be no question whatsoever with the SEC now confirming that its action in 2020 was wrong and the suspension never should have been imposed in the first place. In the words of a former United States Secretary of Labor who upon vindication asked famously to ‘which office do I go to get my reputation back,’ the SEC has just proclaimed that Nano Magic’s and its management’s reputation for integrity and propriety is now fully restored.”

About Nano Magic

Nano Magic is a leader in developing and bringing to market cutting-edge nanotechnology-powered industrial and consumer cleaning, protection and anti-fog solutions formulated in Detroit, Michigan. Nano Magic focuses on innovative and advanced product solutions harnessing the magic power of nanotechnology to create a safer, more socially conscious, and higher performing world. Visit www.nanomagic.com for more information.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of applicable securities laws that involve risks and uncertainties, many of which are outside of our control, concerning our business, products, and financial results. Actual results may differ materially from the results expressed or implied by forward-looking statements. In some cases, you can identify forward-looking statements by our use of words such as “expect,” “anticipate,” “will,” “believe,” and similar expressions. Forward-looking statements are necessarily based upon estimates and assumptions that are inherently uncertain. All statements are made as of the date of this release, and we undertake no obligation to update publicly any of these forward-looking statements to reflect actual results or new information except as required by applicable laws. More information about our business, products, and financial results are included in our annual report on Form 10-K for the fiscal year ended December 31, 2023, and in reports subsequently filed by us with the Securities and Exchange Commission (“SEC”).

All documents are available through the SEC’s Electronic Data Gathering Analysis and Retrieval System (EDGAR) at www.sec.gov or from our website listed above. All forward-looking statements apply only as of the date hereof. We hereby disclaim any obligation to publicly update the information provided above, including forward-looking statements, to reflect subsequent events or circumstances, except as required by law.

Contact Information

Nano Magic Inc.

Jeanne Rickert

j.rickert@nanomagic.com

(844) 273-6462